MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003

Consent of Independent Registered Certified Public Accountants

April 5, 2007

MH & SC, Inc.
3505 Castlegate Ct.
Lexington, KY 40502

I consent to the inclusion in the Registration Statement on Amendment 1 of Form SB-2 of MH & SC, Inc., my audit report for MH & SC, Inc. (formerly Help-U-Drive, Inc.) (the “Company”) for the period January 30, 2006 (Inception) through December 31, 2006 dated February 5, 2007, and the interim report for My Health & Safety Supply Company, LLC for the nine months ended September 30, 2006 and 2005 dated November 23, 2006.

Respectfully submitted,

Michael Pollack CPA
Cherry Hill, NJ